Exhibit 10.8

Exclusive Territory Agreement

Mobile Network Operator(s):	Subsidiaries of Weather Investments S.P.A., and Orascom Telecom Holding S.A.E.
Value Added Services Provider:	My Screen Mobile, Inc.
Effective Date:	May 27, 2008

             This Exclusive Territory Agreement (this "Agreement") is entered into as of the Effective Date stated above by and between WEATHER INVESTMENTS S.P.A. ("Weather"), a corporation established and existing in accordance with the laws of Italy, ORASCOM TELECOM HOLDING S.A.E ("Orascom"), a corporation established and existing in accordance with the laws of Egypt, and MY SCREEN MOBILE, INC. ("Myscreen"), a Delaware corporation.

Recitals

             WHEREAS, Orascom and Weather are mobile telecommunication operators with their own mobile telecom infrastructure networks and customer service platforms.

             WHEREAS, Myscreen is a value added service provider that delivers mobile data content and/or services more fully described in this Agreement.

Agreement

             NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.          Definitions

              "Services" means the service or services Myscreen client applications deliver to Myscreen's subscribers which include static display ads, video, hot links and phone redirections. Services may also refer to the Myscreen ad publisher web site portals using the Myscreen trademarks and technology.

              "Service Agreement" means the Mobile Marketing Cooperation Agreement to be entered into between Myscreen and Telecom (as defined below) prior to the launch of the Services in each country within the Territory (as defined below), and which shall, among other things: (A)govern the provision of the Services within the Territory (as defined below), (including, but not limited to, the compensation to be paid to the parties (which has initially been agreed as a 50/50 split of revenue (and the parties agree that Weather and Orascom together shall not at any time in the future be required to receive less than 50% of such revenues without their prior written consent) from the provision of the Services after deducting amounts paid to Subscribers and Media/Content Agencies between (i) Orascom and Weather and (ii) Myscreen (and Myscreen hereby agrees to follow any instruction received from Weather or Orascom from time to time to allocate and pay such sums between Weather and Orascom or their subsidiaries), and (B) define responsibilities for contracting with Media/Content Agencies (which it has initially been agreed between the parties will reside with Myscreen, although Orascom and Weather may (at their sole discretion) provide assistance to Myscreen from time to time).

MSI Exclusive Territory	Page 1 of 8	Initials:_____/_____/_______

2.           Exclusive Territory Grant

              (a)        Subject to the terms and conditions set forth in this Agreement, Myscreen hereby grants to Orascom, Weather, and each of their subsidiaries (collectively, "Telecom") the exclusive right to promote and deliver the Services within the countries set forth on Exhibit A hereto, which is incorporated into this Agreement by this reference (the "Territory"). Nothing herein shall prevent or prohibit Myscreen from selling and delivering any Services outside the Territory.

              (b)        If after the Effective Date, Telecom commences providing telecommunications services in a country that is not listed on Exhibit A (a "New Market"), such New Market shall be deemed a portion of the Territory hereunder and Telecom shall, at its option, have the exclusive right to promote and deliver the Services to subscribers within such New Market; provided, however, that if, as of the date Telecom enters into such New Market, Myscreen has already entered into a conflicting agreement with a third party provider (which Myscreen shall have the absolute right to do, except in respect of the Territories as set out in Section 2(c) below and Exhibit A), Telecom's rights under this Section 2(b) shall be subject to such third party agreement.

              (c)        Notwithstanding any other provision hereof, Telecom shall be granted unconditional exclusivity in Algeria, Egypt, Greece, Italy, Pakistan, Bangladesh, Canada, North Korea, Tunisia and Zimbabwe for the term of this Agreement without limitation in time and without any penetration targets or other conditions or qualifications.

              (d)        If Telecom does not launch the Service within Bangladesh, Canada, North Korea, Tunisia or Zimbabwe by the target launch date set out in Exhibit A for each such Territory or such target launch date as may be agreed between the parties based on a mutually agreed marketing and launch plan (provided that Myscreen may not require that such agreed launch dates occur before June 2011 without the consent of Telecom), Myscreen may, at its option, terminate Telecom's exclusivity with respect to such country.

              (e)        Telecom may waive, in writing, its exclusivity rights in any country within the Territory.

              (f)        Prior to commencing services within any country in the Territory, the applicable Telecom party and Myscreen shall enter into a Service Agreement upon mutually agreed terms based on the particular circumstances related to the applicable country. Except as otherwise agreed between the parties, such Service Agreements shall reflect the terms agreed in this agreement, and in particular the terms of the definition of "Service Agreement" in Section 1 hereof.

3.           Marketing of Services

             Telecom will reasonably promote the Services through distribution channels prevailing in each Territory, in conformity with marketing policies and programs to be mutually agreed between the Parties from time to time. Telecom will use its best efforts to sell the Services to it's customers in each Territory based on such mutually agreed policies and programs.

4.           Myscreen Obligations

              (a)        Myscreen will employ its best efforts to support Telecom's launch and maintenance of the Services as described in the Services Agreements, including pursuant to defined service level agreements, obligations on the part of Myscreen relating to, among other things, network utilization, data volume and modification to the Services, sharing of sales and marketing expenses, and other Service delivery parameters to be agreed between the parties.

MSI Exclusive Territory	Page 2 of 8	Initials:_____/_____/_______

              (b)        Myscreen shall maintain and employ in connection with the Services under this Agreement such working capital as may be required to enable it to properly carry out and perform all of its duties, obligations and responsibilities under this Agreement.

              (c)        If Myscreen defaults in the performance of any of its obligations under this agreement or any of the Services Agreements, after receiving notice from Telecom in that regard, and provided such default is not cured within 30 days of receipt of such notice, at the option of Telecom in its sole discretion (i) Telecom may terminate this agreement as provided in Section 8 hereof or (ii) Telecom may require MyScreen to pay to Telecom a non-performance penalty in an amount to be determined following an independent third party evaluation of damages incurred by Telecom as a result of such default.

5.           Telecom Obligations

              (a)        Telecom shall maintain and employ in connection with the Services under this Agreement such working capital as may be required to enable Telecom properly carry out and perform all of Telecom's duties, obligations and responsibilities under this Agreement.

              (b)        Telecom shall ensure that the sale, use and provision of the Services in any country within the Territory comply with all applicable laws and regulations.

6.           Advertising

             Myscreen will cooperate with Telecom and its subsidiaries in providing for continuous and effective advertising and promotion of the Services throughout each Territory and Telecom agrees at Telecom's expense to participate in, actively promote and faithfully comply with the terms and conditions of such cooperative advertising and sales programs as Myscreen may establish and offer to Telecom from time to time. Nothing herein shall prevent Telecom from separately advertising and marketing the Services within the Territory, provided the form and content of the advertising or marketing materials are approved by Myscreen in advance.

7.           Term

             This Agreement will become effective upon the Effective Date and continue to remain in effect until terminated in accordance with the termination rights set forth below.

8.           Termination

             At any time during the Term, Telecom shall have the right to terminate this Agreement in full, or with respect to any country within the Territory, by providing Myscreen with 180 days advanced written notice. If either party at any time during the Term shall fail to timely observe or perform any of the other covenants, agreements, or obligations hereunder, or breach or be found to be in breach of any of its representations or warranties contained herein, the non-defaulting party may, at its option, terminate this Agreement if such default is not cured within thirty (30) days after the aggrieved party shall have delivered to the other party written notice specifying such default; provided, however, if such breach is curable, but not the type of breach that can be reasonably cured within such 30 day period, this Agreement may not be terminated if the defaulting party has taken substantial steps towards curing such breach and continues in good faith to diligently continue curing such breach

MSI Exclusive Territory	Page 3 of 8	Initials:_____/_____/_______

9.           Confidentiality

             Each party shall hold and shall cause its employees or agents to hold in confidence all confidential information made available to it by the other party and shall not pass such information on, wholly or partly, to third parties without the written consent of the other party, unless such information (i) becomes generally available to the public other than as a result of a disclosure by such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, or (iii) is independently acquired by such party as a result of work carried out by any employee or agent of such party to whom no disclosure of such information has been made.

10.         Survival of Certain Terms

             The confidentiality provisions set out above will survive the expiration or termination of this Agreement for any reason. All amounts owing and unpaid for the Services rendered will survive the expiration or termination of this Agreement for any reason. All other rights and obligations of the parties will cease upon expiration or termination of this Agreement.

11.         Disputes, Conflicts, and Applicable Law

             Any disputes arising from or in connection with this Agreement shall be resolved first through consultation between the parties. If a dispute cannot be settled within 10 days through consultations, such dispute shall be submitted for binding arbitration in accordance with the laws of the Province of Ontario, Canada. The arbitration decision will be final. The jurisdiction and venue for all disputes not settled by arbitration hereunder shall be the provincial and federal courts in the Province of Ontario, Canada. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any attachment, the terms and conditions of the attachment shall govern.

12.         Disclaimer and Limitation and Exclusion of Liability

              (a)        Except as OTHERWISE provided in this Agreement OR ANY OTHER AGREEMENT BETWEEN THE PARTIES, Telecom acknowledges and agrees that Myscreen makes no express or implied warranties regarding the provision or use of the Services. Myscreen expressly disclaims the implied warranties of merchantability, fitness for a particular purpose, and non-infringement applicable to the Services.

              (b)        Except as otherwise provided in this Agreement OR ANY OTHER AGREEMENT BETWEEN THE PARTIES, NEITHER PARTY will have any liability TO THE OTHER PARTY for any special, indirect or consequential damages, including, but not limited to, damages for loss of profits, internet interruption, or loss of data, arising in any way out of this Agreement or the Services, under any cause of action, whether in tort or contract, and whether or not SUCH PARTY has been notified of the possibility of such damages. Myscreen has no obligation to review the content of any advertising media served through the Services.

MSI Exclusive Territory	Page 4 of 8	Initials:_____/_____/_______

13.         Indemnification

             Telecom shall jointly and severally indemnify and hold harmless Myscreen, its subsidiaries, and each of their respective shareholders, officers, directors, employees, agents, representatives, and each of their successors and assigns, from and against any claims, actions, costs and other related expenses incurred by Myscreen relating to: (a) Telecom's breach of this Agreement; or (b) Telecom's use of the Services.

             Myscreen shall indemnify and hold harmless Telecom, its subsidiaries, and each of their respective shareholders, officers, directors, employees, agents, representatives, and each of their successors and assigns, from and against any claims, actions, costs and other related expenses incurred by Telecom relating to Myscreen's breach of this Agreement.

14.         Force Majeure

             Neither party shall be deemed to be in default of or to have breached any provision of this Agreement as a result of any delay, failure in performance or interruption of service resulting directly or indirectly from acts of God, acts of civil or military authorities civil disturbances, wars, strikes or other labor disputes, fires, transportation contingencies, interruptions in telecommunications or Internet services or network provider services, failure of equipment and/or software, other catastrophes or any other occurrences which are beyond such party's reasonable control.

15.         Independent Advice of Counsel

             The parties each acknowledge that they have been represented by independent legal counsel in connection with this Agreement and have consulted with such legal counsel.

16.         Modifications and Waivers

             This Agreement and any documents referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be modified only by a writing signed by both parties. No failure or delay on the part of either party in exercising any right, power or remedy under this Agreement or an attachment shall operate as a waiver, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise of any other right, power or remedy. Unless otherwise specified, any amendment, supplement or modification of or to any provision of this Agreement or an attachment, any waiver of any provision of this Agreement or an attachment and any consent to any departure by the parties from the terms of this Agreement or an attachment, shall be effective only if it is made or given in writing and signed by both parties.

17.         Independent Contractor Status/Sub-Contractors

             Each party shall be and act hereunder as an independent contractor and not as partner, joint venture or agent of the other. Each party shall remain fully liable for the acts or omissions of the sub-contractor, consultant, third-party service provider and/or agent engaged by such party. Myscreen has the right to use sub-contractors for performance of the Services, provided that each sub-contractor is bound to terms and conditions that are consistent with the requirements of this Agreement with respect to the work the sub-contractor performs. Myscreen is responsible for ensuring that the performance of its sub-contractors meets the requirements of this Agreement.

MSI Exclusive Territory	Page 5 of 8	Initials:_____/_____/_______

18.         Assignment

             This Agreement, all attachments, and all rights granted hereunder and there under are not transferable or assignable without the prior written consent of the non-assigning party.

19.         Notices

             Any notice or other communication required or permitted to be given under this Agreement shall be given in writing, emailed, sent by facsimile or delivered personally or by courier service, to the individual stated below, to the address, email or facsimile number specified below, and shall be deemed effective upon receipt. Either party may from time to time change the individual to receive notices or its facsimile number, email address, or physical address by giving the other party notice of the change in accordance with this section.

If to Orascom:	Orascom Telecom Holdings S.A.E. Address: _________________ _________________ Attn: ____________ Fax: __________________ Email: __________________
If to Weather:	Weather Investments S.P.A. Via Cesare Guilo Viola 48 00148 Roma Attn: _________________ Fax: __________________ Email: __________________
If to Myscreen:	Myscreen Mobile, Inc. Water Park Place 20 Bay Street, 11th floor Suite 803 Toronto, Ontario, M5J 2N8 Attn: Gino Porco Fax: __________________ Email: __________________

20.         Counterparts; Facsimile Signatures

             The parties may execute this Agreement in two or more counterparts, which shall, in the aggregate, be deemed signed by all of the parties. Each counterpart shall be deemed an original instrument as against any party who signed it. A facsimile signature by any party shall be acceptable and shall result in this Agreement being valid and enforceable against such party.

[SIGNATURES ON FOLLOWING PAGE]

MSI Exclusive Territory	Page 6 of 8	Initials:_____/_____/_______

             IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the Effective Date.
"Myscreen" MY SCREEN MOBILE, INC. _/s/ T. Rodrigues _____________________ By: _T. Rodrigues ____________________ Its: _Director________________________	"Weather" WEATHER INVESTMENTS S.P.A. _/s/ Naguib Sawiris ___________________ By: _Naguib Sawiris __________________ Its: _Chairman _______________________
"Orascom" ORASCOM TELECOM HOLDING S.A.E _/s/ Naguib Sawiris ___________________ By: _Naguib Sawiris __________________ Its: _Chairman _______________________

MSI Exclusive Territory	Page 7 of 8	Initials:_____/_____/_______

Exhibit A

TERRITORY

             This is an exhibit to the Exclusive Territory Agreement entered into between Myscreen, Inc., Weather Investments and Orascom Telecom Holdings S.A.E. (the "Agreement"). All capitalized terms used in this Exhibit and not otherwise defined herein shall have the meanings for such terms set forth in this Agreement.
Country	Target Launch Schedule
Algeria	To be mutually agreed upon within 12 months after the Effective Date.
Bangladesh	To be mutually agreed upon within 12 months after the Effective Date.
Canada	To be mutually agreed upon within 12 months after the Effective Date.
Egypt	To be mutually agreed upon within 12 months after the Effective Date.
Greece	December 31, 2009
Italy	December 31, 2009
North Korea	To be mutually agreed upon within 12 months after the Effective Date.
Pakistan	December 31, 2008
Tunisia	To be mutually agreed upon within 12 months after the Effective Date.
Zimbabwe	To be mutually agreed upon within 12 months after the Effective Date.

MSI Exclusive Territory	Exhibit A	Initials:_____/_____/_______